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Date:   June 29, 1998
From:   George Napier
To:     Charlie Noreen

RE:  SEPARATION OF EMPLOYMENT


This memo of understanding accommodates your wish to leave RockShox by describing your transition of duties between now and your resignation, effective July 22, 1998.

Between now and July 22, your position as VP, CFO will continue with primary focus as described in the objectives listed below:

  -   Close Q1 books (with Gary Patten)
  -   Complete and publish Annual Report and Proxies
  -   Plan and participate in the Q1 Board Meeting and Earnings Release
  -   Complete negotiations for building moves and subleases

We may jointly develop additional projects as required.

Effective July 23, 1998, you will continue as an employee of the Company, no longer be an officer of the Company and your new title will be Vice President, Business Development. RockShox will contract for outplacement services that will, at the least, provide a temporary office and could include other mutually agreeable services to resolve your career change and to complete certain projects, as determined jointly between you and me. Your present salary ($155,000 annually), paid bi-weekly, as well as medical, life insurance and 125 benefits will continue until the earlier of January 22, 1999, or until you find other employment or income stream. You will notify us promptly when either occurrence takes place. PTO and VTO will cease to accrue as of July 23, 1998 and unused VTO will be paid out when other employment is found.

In consideration of the above accommodation, we will ask you to sign a release of responsibility.

Agreed:
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          George Napier                      Date

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          Charlie Noreen                     Date